CONFIDENTIAL TREATMENT REQUESTED BY VISIONCHINA MEDIA INC.

Exhibit 10.15

Translation

CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS

BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Cooperation Agreement

Party A: Beijing Beiguang Media Mobile Television Co., Ltd.

Legal representative: Zhao Wenyen	Position: President

Registered address: B02, No. 7, Yuyuantannan Rd., Hiading District, Beijing

Party B: China Digital Mobile Television Co., Ltd.

Legal representative: Lee Limin	Position: President

Registered address: Ground Fl., the 7th Building of Xianxieli, Nongyuan Rd., Futian District, Shenzhen City

Whereas Parties entered into a “Letter of Intent on Cooperation of the Project of Beijing Bus Mobile Television” (“Letter of Intent”) on September 14, 2006, Parties hereby agree on matters relating to the business of the Joint Venture before its establishment as follows:

Article 1

Parties agree that the terms of cooperation shall be ten years commencing from the execution date of this Agreement. This Agreement will be terminated automatically once the Joint Venture is established. The Joint Venture shall succeed all the rights and obligations of Party B. During this period of time, if the Joint Venture can not be established because of any reason attributable to Party A, the effectiveness of this Agreement shall not be affected.

Article 2

During this period of time, Party A authorizes Party B the exclusive right to operate the advertising business and install displays. Party B undertakes to pay the management fee and install and maintain the additional displays.

Article 3

Party A shall promptly notify Party B of the establishment of the Joint Venture. Party B shall duly establish the Joint Venture and make registration within two months of the receipt of such notification in accordance with the Letter of Intent.

Article 4 Scope of Cooperation

(i)	Party B undertakes to invest in and establish the installment and maintenance of the displays in no more than 7,000 buses in addition to the 4,000 buses where Party A has already installed displays. Party B undertakes to install displays in the number of buses no less than stipulated in the agreements entered into between Party A and bus companies before the end of 2006 and 2007.

CONFIDENTIAL TREATMENT REQUESTED BY VISIONCHINA MEDIA INC.

(ii)	Party B shall rent the displays installed by Party A, including LED screens, set-up boxes and other affiliated parts, from Party A and manage these facilities together with the additional displays installed by itself.

(iii)	Party B relies on buses upon which agreements have been entered into or are going to be entered into by Party A to operate the business of producing, agency, sales and display of mobile television advertising, message and voicemail.

Article 5

During this period of time, Party A authorizes Party B the exclusive right to operate mobile television advertising on buses in Beijing. The items that were originally operated by Party A are now transferred to Party B. Party B may decide the mode of operation and price of ads at its own discretion.

Article 6

Upon authorization of Party A, Party B shall be responsible for the installation and maintenance of the displays on 7,000 buses as agreed in the Letter of Intent.

(i)	Parties shall decide, within ten days of execution of this Agreement, the minimal number of buses for installation for each month and make purchase plans and installation plans based on the number of buses ready for installation.

(ii)	Party B shall purchase the facilities pursuant to the purchase and installation plans.

(iii)	Matters regarding the additional installation of facilities shall be negotiated directly between Party A and the bus companies. Party B shall be responsible for the installation and maintenance and shall pay the rent to the bus companies and bear relevant maintenance fees.

(iv)	Upon the establishment of the Joint Venture, Party B shall hand over all materials relevant to the additional installation of displays and financial material to the Joint Venture.

Article 7

Management fee means relevant payment made by Party B to Party A for the purpose of operating mobile television advertising on buses in Beijing. Such fee includes: annual fee for the exclusive right to install and operate mobile television advertising, annual rent for the displays that have been installed by Party A; relevant fee for the service provided by Party A, including the provision, airing and transmission of programs and the maintenance fee for the displays.

Article 8 Payment of the Management Fee

(i)	Party B shall begin to pay Party A the management fee for the year 2006 on a monthly basis starting from September 2006. The total management fee for the year 2006 should be RMB*****. Party B shall make the payment before the third day of each month (if it falls on a weekend or holiday, the deadline shall be the following working day). The monthly payment is RMB*****. If Party B delays payment, Party A is entitled to deduct the amount from the bond. Party B shall make up such deducted amounts within seven working days.

(ii)

Party A confirms that prior to the execution of this Agreement, Party B has paid RMB***** to serve as a bond under this agreement (the “Bond”) and the management fee totaling RMB***** for September and October. After the first month of

CONFIDENTIAL TREATMENT REQUESTED BY VISIONCHINA MEDIA INC.

execution of this Agreement, the Bond that Party B paid to Party A will be transferred as a deposit and management fee. Party B shall give Party A a deposit equivalent to ***** and a management fee of *****. The management fee shall be paid on a monthly basis before the third day of every month (if it falls on a weekend or holiday, the deadline shall be the following working day). If Party B delays in payment, Party A is entitled to deduct the amount from the deposit. Party B shall make up for the deposit within seven working days.

(iii)	Starting from 2007, the management fee that Party B shall pay is: an annual fee of RMB***** for each of the years 2007 and 2008, RMB***** for each of the years 2009 and 2010, RMB***** for each of the years 2011 and 2012 and RMB***** for each of the years from 2013. The monthly maintenance fee shall be the annual fee divided by 12 months.

Article 9 The Rights and Obligations of Party A

(i)	With the precondition of satisfying the country’s policies on broadcasting and television, Party A is responsible for services to provide transmission technology and programs specifically for the mobile television; authorizing Party B the exclusive right to operate mobile television advertising on buses in Beijing and install and maintain the additionally installed displays. Party A is entitled to collect a management fee from Party B pursuant to the Letter of Intent and this Agreement.

(ii)	Party A should respect Party B’s opinions and proposals on the arrangement of programs for the purpose of operating advertising business. Party A shall endeavor to cooperate with Party B to develop advertising operation, including the arrangement of time slots between ads and programs and the frequency of airing.

(iii)	Party A guarantees that the airing time each day is no less than ***** hours, including at least ***** minutes for ads, unless affected by factors not attributable to Party A, such as requirements of laws or regulations, checks on the transmission facilities (generally, Tuesday afternoons), blackouts and announcements of information by the government.

(iv)	Upon the execution of this Agreement:

(1)	Party A shall transfer all of the rights and obligations arising from the advertising, message and voicemail agreements that it has entered into for the current year to Party B after obtaining consent from the other parties to those agreements.

(2)	Party A undertakes to transfer to Party B the right to install displays in buses as stipulated in the agreements entered into with bus companies and make endeavors to coordinate with the installation entities.

(3)	Party A shall not engage in business of advertising on digital television on Beijing buses and shall not authorize or permit third parties to conduct such business on Beijing public buses.

(4)	Party A shall assist Party B in striving to reduce royalties charged by bus companies for buses with additional installations.

(v)	Party A shall endeavor to complete the effective coverage of 48 channels in Beijing and enhance the effective receiving scope and quality of mobile television on buses. Party A guarantees that the rate of malfunction of the displays already installed is lower than 5%.

CONFIDENTIAL TREATMENT REQUESTED BY VISIONCHINA MEDIA INC.

(vi)	Party A is responsible for internal coordination during the course of Party B’s operation.

Article 10 The Rights and Obligations of Party B

(i)	Party B shall take advantage of sales and capital in advertising and ensure the additional installation of the mobile television on Beijing buses and maximize the value of ads.

(ii)	Party B undertakes to pay Party A its management fee on a timely basis.

(iii)	Party B undertakes to ensure the progress of the installation of mobile television on Beijing buses pursuant to the agreement between the Parties.

(iv)	Party B is entitled to operate advertising, message and voicemail services with the displays already installed or additional displays that are going to be installed.

(v)	Party B has the right to participate in and make comments on the editing of programs displayed on the mobile television and the arrangement of ad time slots. Party B has the final decision-making power of the arrangement of time slots, content and frequency as long as such arrangement satisfies Party A’s standards.

(vi)	Party B has the final decision-making power on promotion and operation of the mobile television.

(vii)	Party B guarantees that all the displays will only air programs approved by Party A and only use mobile television channels provided by Party A.

(viii)	Party B agrees not to cooperate with Party A’s current shareholders in any manner, regarding shares or capital.

Article 11 Warranties and Commitments of Both Parties

Parties make the following warranties and commitments upon the effectiveness of this Agreement:

(i)	It is a legal person duly incorporated and existing under the laws of the PRC.

(ii)	It has the full power, right and authorization to execute this Agreement and perform its obligations hereunder.

(iii)	There is no lawsuit, arbitration or administrative procedure that might affect the execution, handover and implementation of this Agreement.

(iv)	Party A, being a controlled subsidiary of Beijing All Media and Culture Group, has been authorized by the State Administration of Radio, Film and Television to develop and operate mobile television and relevant advertising business by way of using digital television in Beijing.

(v)	This agreement shall be legal, effective and enforceable in accordance with applicable laws and regulations upon execution.

Article 12 Default Liability

(i)	Party A shall bear default liability if one of the following event occurs:

(1)	After the execution of this Agreement, Party A engages in or authorizes any third parties aside from Party B to engage in the operation of mobile television advertising, message and voicemail services or the bus companies terminate their cooperation with Party A.

(2)	More than 5% of mobile television on buses cannot receive signals of programs because of problems arising from Party A’s maintenance on emission technology. The rate shall be determined by a supervising report provided by third parties recognized by both Parties.

CONFIDENTIAL TREATMENT REQUESTED BY VISIONCHINA MEDIA INC.

(ii)	Party B shall bear default liability if one of the following event occurs and Party A is entitled to terminate the Agreement unilaterally and call back the facilities installed additionally free of charge:

(1)	Party B fails to pay the deposit and management fee on a timely basis and fails to provide any explanation in writing for seven days;

(2)	Party B fails to ensure that the number of buses where additional displays are installed are no less than the number agreed under the agreements with bus companies.

Article 13 Confidentiality

Parties shall keep confidential matters relevant to this Agreement. Without prior consent of the other Party, each Party shall not disclose all or part of the content of this Agreement to any third party.

Article 14 Force Majeure

If one Party has been prevented or delayed from performing its obligations stipulated in this Agreement because of an uncontrollable or insurmountable event, including fire, strike, war, natural disaster or change of laws and regulations, no Party shall be responsible for any damage.

Each Party shall notify the other Party in writing of the nature of such event within five days after such occurrence and use reasonable endeavors to prevent the expansion of the damage. Parties shall make endeavors to discuss solutions to the matter.

Article 15 Miscellaneous

(i)	Parties shall settle any dispute arising out of the implementation this Agreement through negotiation. If the dispute cannot be solved through negotiation, any Party is entitled to file litigation in the court with jurisdiction.

(ii)	Four originals of this Agreement shall be signed. Parties shall each hold two of them. The Agreement shall be effective upon signature and seal by both Parties.

(no text below)

CONFIDENTIAL TREATMENT REQUESTED BY VISIONCHINA MEDIA INC.

Party A: /s/ Beijing Beiguang Media Mobile Television Co., Ltd.

Legal or authorized representative: /s/ Zhao Wenyen

Dated: 2006

Party B: /s/ China Digital Mobile Television Co., Ltd.

Legal or authorized representative: /s/ Li Limin

Dated: 2006